UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2022

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including

area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available around May 20, 2022.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	liability for any losses that result from an actual or claimed breach of our fiduciary duties or failure to comply with applicable securities laws;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, or our investment advisory, ESG, and index businesses;
•	failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;
•	the failure to recruit, develop, and retain qualified employees;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event, including an outage of our database, technology-based products and services or network facilities;
•	failing to differentiate our products and services and continuously create innovative, proprietary and insightful financial technology solutions;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the failure of acquisitions and other investments to be efficiently integrated and produce the results we anticipate;
•	the impact of the current COVID-19 pandemic and government actions in response thereto on our business, financial condition, and results of operations;
•	challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India;
•	our indebtedness could adversely affect our cash flows and financial flexibility; and
•	the failure to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: April 22, 2022

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through April 8, 2022. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Wealth Management and Advisor Relationships

1.         How many advisors currently outsource investment management versus five years ago, and what are expectations over the next five years? How many advisors are currently under Morningstar Managed Portfolios, and how does that break down by channel (independent registered investment advisors, independent broker/dealers, wirehouses, etc.)? How many U.S. advisors does MORN capture today in its non-asset-based revenue, and what percentage of those also use its asset-based solutions? What is MORN doing to capture a better share of the fast-growing RIA advisor market?

We have over 10,000 advisors globally using Managed Portfolios in their practices, which is up over 30% versus five years ago. Within Managed Portfolios, we’ve experienced consistent growth across our platform (TAMP) as well as in strategist models on third-party platforms. In the United States, we serve advisors across all channels, with the majority coming from insurance broker/dealers, independent broker/dealers, and independent RIAs. Across Morningstar Direct, Office, and Advisor Workstation, we currently serve over 170,000 advisors. While there is limited customer overlap between Morningstar licensed-based products and Managed Portfolios today, we expect it to increase as more advisors, especially independent RIAs, embrace managed accounts in their practice.

As the value proposition of independent RIAs continues to shift toward areas like personalization, financial planning, behavioral coaching, wellness, and tax planning, advisor-facing solutions must evolve with respect to core portfolio management activities as well as these new areas of focus. We are fully engaging here across our solutions, integrating existing capabilities and developing new capabilities to address the changing needs of the investors they serve. Most notably, these areas include:

•	Unified managed accounts: We are expanding our Managed Portfolio capabilities to include UMA functionality so advisors can integrate mutual fund advisory, exchange-traded fund advisory, and separately managed account solutions into a single account, expanding usability for RIAs.
•	Risk Ecosystem and financial planning: To address financial planning needs, we are embedding our Morningstar Risk Ecosystem in Morningstar Office, powered by our FinaMetrica risk-profiling capability and our Goal Bridge financial planning tool. These capabilities will be integrated with our portfolio management software.
•	ESG: We are responding to investor needs to manage environmental, social, and governance risk and build portfolios reflecting their preferences and desired impact. We are embedding sustainability offerings across all Morningstar advisor-facing products, helping RIAs to meet the growing demand.
•	Models: Model portfolios offer RIAs the ability to scale their practice by incorporating third-party asset management and providing the foundation for a tailored portfolio. Our models data, research, and portfolio management workflows within Office, as well as our Managed Portfolios product offerings, allow advisors to easily integrate models into their investment management process.
•	Direct indexing: Many RIAs offer personalized portfolio solutions to meet the growing demand for tax management and portfolios reflecting the investor’s views on sustainability. Morningstar Investment Management will combine our proprietary intellectual property—Morningstar Equity Research, Morningstar Sustainalytics, and Morningstar Indexes—to provide highly personalized investment strategies at scale beginning with a pilot in the second quarter of 2022. We are launching this first phase with a select group of financial advisors.

2.         What are the steps Morningstar Wealth Management (under Daniel Needham) is taking to capture more advisors under its Managed Portfolio offering?

As detailed in our February press release, we’ve united capabilities across Morningstar’s product portfolio, including Morningstar Managed Portfolios, Morningstar Office, ByAllAccounts, and Morningstar.com, into a wealth management solutions product grouping. Our pending acquisition of the U.K. and international business of Praemium will also sit within this group. Connecting these capabilities allows us to offer a more comprehensive wealth management platform, deliver choice and flexibility to advisors, and empower investor success. We expect this strategy and the investments we are making will benefit advisors with more comprehensive solutions and be an important driver of growth for Morningstar in the years ahead. While adding more advisors is important, our aim is to continue increasing the connectivity of our advisor solutions and increasing revenue per advisor as a result.

Turnkey Asset Management Platform Capabilities and Personalization

3.         How does Morningstar’s TAMP differentiate itself from Envestnet and other larger TAMPs? Where does Morningstar sit in terms of technology of its TAMP versus competitors?

Morningstar’s TAMP provides core functionality that financial advisors rely on. Our cloud-based, digital platform supports key workflows including proposal generation, risk assessment and suitability tools, portfolio diagnostics, multicustodial account opening, portfolio accounting, performance calculation and reconciliation, trading execution and billing services, client reporting, sales, marketing and compliance support, and timely portfolio and market insights. We believe our platform is at parity with or exceeds the experience offered by many of our competitors, and we continue to invest to enhance the experience. Our current development focus includes features such as customizable, practice-level business intelligence dashboards and robust unified managed account, tax-aware account, and household management capabilities. In March 2022, the platform was voted the number-one TAMP by advisors for service and performance in The Wealth Advisor’s America’s Best TAMPs, 2022 edition.

We believe it’s critical to support financial advisors in their efforts to help investors make better financial decisions. We believe several factors make our approach unique and add value for advisors.

•	We provide independent research, data, and insights that support our investment strategies. Advisors look to differentiate their practice by integrating well-respected and unbiased research to objectively drive investment decisions.
•	We build trust and develop long-term relationships. Advisors value this alignment and have confidence building their practices with our products as a foundation.
•	We build our technology and offer services to help advisors better serve their clients. We design our investment products and platform to meet the custom needs of advisors and those they serve, offering choice around style of investing and flexibility in approach, all within an integrated, streamlined digital experience.

4.         Why do advisors choose Morningstar’s personalized portfolios versus others in the market? What proprietary data sets does Morningstar use to create these personalized portfolios that others cannot easily replicate?

We continue to see important trends toward personalization in the market, as investors are looking for not only personalized advice, but portfolios tailored to their preferences. We believe our independent research, proprietary data, and technology platforms will help investors achieve their goals. Two recent examples of Morningstar’s differentiated offerings include our efforts in direct indexing and target-date funds.

Within Investment Management, we are currently developing our proprietary direct indexing solution for advisors that is launching in beta during the second quarter of 2022. These capabilities will include institutional-caliber ESG risk, product involvement, and impact metrics from Morningstar Sustainalytics as well as market-based and thematic indexes from Morningstar Indexes based on Morningstar research and data.

In Workplace, we just announced a new target-date service, Target Date Plus, with Capital Group. This innovative solution will provide personalized allocation advice tailored to a retirement saver’s specific needs and objectives. The service, which employers can use as a qualified default investment alternative, blends the American Funds Target Date Retirement Series with Morningstar’s experience delivering online investment advice through its user interfaces and vast network of integrated recordkeepers. We believe this is a significant leap forward in the personalization of target-date funds and will be appealing to investors.

Investment Management Operating Leverage

5.         Given that asset-based revenues are “below average” margins, at what level of assets under management or scale will this business reach the corporate average margin? How should shareholders think about incremental margins for this business for every $1 of incremental revenue for Morningstar’s asset-based segment?

At our 2020 annual meeting, we shared that the aggregate margins in our asset-based product areas, based on certain cost-allocation methodologies, were below our corporate average margin at the time. Investment Management was included in that grouping. While we cannot provide forward guidance on margins, we are experiencing positive operating leverage as our products and investment strategies within Investment Management attract assets. That was indeed the case last year within Managed Portfolios, if we exclude the impact of the disclosed client losses that were a result of our strategy shift. We are focusing on growing our AUM and saw improving momentum last year driven by performance, efforts around sales and marketing, and investments in the TAMP. This was evidenced by over $1 billion in net flows in 2021, which helped contribute to a 13.3% increase in AUM in Managed Portfolios.

Managed Portfolio Fees

6.         What is the range of fees (basis points on average assets under management) for Morningstar Managed Portfolios? What would the breakdown be between “gross” fees versus “net” fees here, if applicable, from a GAAP revenue recognition standpoint? How does this fee rate break down based on type of service (e.g. TAMP versus strategist models)? For 2017, the 10-K filing discloses mutual fund and ETF portfolios generally range from 20 to 40 basis points; how have fee rates trended since then on a like-for-like basis? Similarly, the 10-K filing also disclosed 40 to 55 basis points for customizable equity portfolios. What is the average asset base for this in 2021 and what would be its associated fee rate for full-year 2021?

Our fees vary by strategy and platform. Detailed fee schedules can be found in the Morningstar Managed Portfolios Program Firm brochure on our Managed Portfolios website or via Morningstar software such as Direct, Advisor Workstation, or Office. Platform (TAMP) fees range from 20 to 55 basis points. Strategist fees are generally lower and vary by platform. Our fees for ETF and Select Equity portfolios have remained consistent over the past several years.

If you look at our Investment Management revenue last year against our average AUM for 2021, it equates to about 25 basis points. That aggregate figure captures our TAMP and strategist fees, along with the mix of assets across our Managed Portfolios strategies.

Morningstar Mutual Funds

7.         Could you walk through why clients converted to Morningstar Mutual Funds? Three-year track records for mutual funds appear to show variances versus respective benchmarks. What drove the relative performance of these strategies versus benchmarks, and how has this impacted asset flows into Morningstar Mutual Funds?

Lower fees were a big driver of the migration from third-party mutual fund portfolios to Morningstar Mutual Fund portfolios.

Five of our nine funds beat their benchmarks during 2019-21. The bond and alternative funds generally had more success, largely driven by strong subadvisor performance. Our equity-oriented funds, including our allocation funds, had mixed success, with two of the funds performing roughly in line with their respective benchmarks and two lagging behind. Underperformance among this subset was due largely to a value orientation in the portfolios and select subadvisors that underperformed. We have seen some change in the early part of this year, particularly in U.S. equity portfolios, as our value-oriented approach has led to positive relative performance.

Morningstar Mutual Fund AUM has grown nicely since inception in November 2018 and ended 2021 at nearly $5 billion.

Large Investment Management Contracts and TD Ameritrade

8.         MORN disclosed the TD Ameritrade contract accounted for about $11 million in revenue. MORN also disclosed that excluding this client relationship, AUM grew 1.8% in 2020. Does this imply that the TD Ameritrade contract is over $20 billion of Managed Portfolio assets? If not, how much did this relationship represent of the $20 billion-plus decline in the asset base for 2020? Could you please walk through why TD Ameritrade decided to leave after converting from a variable- to a fixed-fee contract? How has your relationship with Schwab changed since its acquisition? How many sizable client relationships with over $10 million contracts do you have left within the disclosed line item of Investment Management revenue?

The Morningstar Managed Portfolios asset decrease from $48.6 billion in the fourth quarter of 2019 to $23.1 billion in the first quarter of 2020 is largely explained by the TD Ameritrade client loss. TD Ameritrade switched to a fixed-fee arrangement as it transitioned the business in house and ultimately terminated our agreement as a result of its completed merger with Charles Schwab. We have a strong relationship with the major custodians, including Charles Schwab, and are proud to offer advisors custodial choice on our U.S. platform (TAMP). There are no $10 million-plus clients contributing to Investment Management revenue as we shift away from consulting work to focus on direct relationships with advisors.

Workplace Managed Accounts

9.         How often are Workplace’s managed accounts replacing target-date funds as qualified default investment alternatives/default options in retirement plans?

According to Cerulli’s 2021 report, U.S. Defined Contribution Distribution 2021, 73% of 401(k) plans choose a target-date fund as their QDIA. That number has increased slightly in recent years. In the same report, 46% of advisors agree or strongly agree with the statement that “managed account implementation as a QDIA for defined contribution plans will increase over the next one to three years.” Only 8% disagreed with that statement, while the rest remained neutral.

We view that as a positive sign, since advisor support for the use of a managed account as a QDIA is essential for greater plan adoption. We are starting to see some shifts here and believe there are several reasons why there will be greater use of managed accounts as a QDIA in the next few years.

•	The cost of managed accounts has slowly come down in price, especially when they are used as a QDIA. One of the main reasons plan sponsors and advisors were reluctant to use managed accounts as the QDIA in the past was that they were more expensive relative to an off-the-shelf target-date fund or balanced fund.
•	The standard data points needed to build out more personalized investments and strategies are more readily available today from the recordkeepers. This makes it easier to implement a personalized recommendation without requiring direct participant interaction (though when a participant inputs more data, they can be offered a more personalized strategy).
•	More plans are now also considering the use of a dynamic QDIA option, in which a participant is defaulted to a target-date fund and then is transitioned to managed accounts at a specific age when they can benefit more from a personalized investment and saving strategy. Plans are looking for better ways to address the needs of their aging workforce as they move toward retirement. Managed accounts can help them allocate to a guaranteed income product within the plan, determine how much they should annuitize, and decide upon a sustainable annual drawdown amount.
•	There is also growing use of our Advisor Managed Accounts, in which an advisory firm provides the underlying investment portfolios and then cobrands our user interface. These advisory firms are more supportive of the use of managed accounts as a QDIA within the plans they oversee. They are also more adept at explaining the potential benefits of managed accounts as a QDIA to plan sponsors compared with the proposals the plan sponsors receive from recordkeepers, especially when the recordkeepers have proprietary target-date products that they are encouraged to sell.

10.       Has the selection of your managed accounts as a default option accelerated, and how do you estimate the total addressable market from this potential ongoing shift toward more customized retirement plan QDIAs?

We are gaining traction and seeing increased interest but have not yet seen significant adoption of managed accounts as a default option in the plans we work with, especially when distributed by recordkeepers that that have proprietary target-date funds that they are encouraged to sell to plans. We are having more discussions with recordkeepers, plans, advisory firms, and consultants about the use of managed accounts as a QDIA or part of a dynamic QDIA option. A dynamic QDIA starts a participant off in a target-date fund and then transitions them to a managed account once they reach a certain age. We also are seeing the advisory firms that use our Advisor Managed Accounts supporting a greater use of managed accounts as a QDIA within their book of business. We classify plans that use custom target-date portfolios, personal target-date funds services, dynamic QDIA, or managed accounts as a QDIA among the types of plans seeing growing demand for customized retirement plan QDIA. We would expect the total addressable market for such options to include most mega, large, and midsize plans. That would put TAM within the defined contribution corporate market at about $6.7 trillion, according to Cerulli’s most recent plan asset data from 2020.

11.       Morningstar provides managed accounts in the 401(k) plans of many small to midsize employers; are you seeking to break into the large employer market?

The small and midsize plan market has traditionally been the sweet spot for our managed accounts service. However, in the past few years we have built out the infrastructure to better serve and support larger plans. Specifically, we’ve built out a direct-to-plan sales team that is focused on larger plans; we’ve formed a consultant relations team that is focused on helping retirement plan consultants (who sell to large and mega plans) better understand our service and methodologies; and we have invested in a specialized engagement team that works with both recordkeepers and large plans to help increase adoption through digital participant engagement strategies and white-glove enrollment services. We also are building out a call center to provide a higher-touch service to our large plan clients. This overall investment has started to pay off, as we’ve been awarded several large plans over the past few years. Our most recent large plan win was with Raytheon, which has one of the largest defined-contribution plans in the country.

Asset-Based Revenue Composition

12.       Within asset-based revenues, could you please clarify and quantify whether there are any other asset-based revenues not captured in three products: Investment Management, Workplace Solutions, and Indexes? For instance, for 2021, is it correct to imply that Indexes represented approximately $35 million in revenue ($265 million asset-based less $126 million investment management less $104 million workplace solutions)? Is there any portion of licensed-based revenues that can be attributable to Morningstar Indexes? If so, what portion of license-based revenues is attributable to Morningstar Index products?

Investment Management, Workplace Solutions, and Indexes contribute all of Morningstar’s asset-based revenues. There are some smaller fixed fees that are currently classified as part of our licensed-based revenue for Workplace. We do not currently disclose the Index revenue separately as it has not reached the size of our “top” product categories, but your derivation of Index revenue is within a reasonable range. Within Indexes revenue today, we do include certain revenue for licensed data products that are not based on the basis point arrangement that our investable product revenue is derived from. The licensed data product revenue within Indexes represents a small but growing component today, and we will be considering reclassifying that to the licensed-based revenue category in the future.

Other Licensed-Based Products

13.       Could you please describe the primary products within reported license-based revenues that are not yet at separately disclosed product lines (e.g. not including Morningstar Data, Morningstar Direct, PitchBook, Advisor Workstation, Sustainalytics)? Which of these other license-based products, if any, are likely to be greater than $100 million products over the next five years?

The products with licensed-based characteristics that we disclose (and you mention) represented around 78% of our total licensed-based revenue reported in 2021. Other licensed-based products not separately disclosed primarily include Morningstar Research, Enterprise Components, Morningstar.com subscriptions, and Morningstar Office. While we cannot provide a forecast for these products, we can say that none of these products is close to $100 million in annual revenue today, but they still serve an important part in our portfolio. In these products, we are leveraging core Morningstar research, data, analytics, and functionality to better serve client and investor needs.

Leveraged Commentary & Data Acquisition

14.       How do you think about the justification and financial value creation from the 11-12 times sales multiple paid? This was a forced divestment to fulfil merger regulatory conditions; was it a competitive process?

As with all transactions, we focus on the overall cash returns based on the price we are paying and the value we expect to realize over time. Through our extensive diligence and evaluation of how we will integrate LCD into Morningstar, we expect the acquisition to generate strong returns well above our cost of capital. We have significant opportunity to grow the product. As we shared, our expectation is that we will enhance the core product, as it hasn't been updated in years, and then sell it to our PitchBook clientele as well as new clients.

As you note, the LCD divestiture was triggered by regulatory requirements, like other businesses S&P Global recently sold, stemming from the company’s merger with IHS Markit. We participated in a process run by S&P Global and its financial advisors. While the process was likely competitive, we ran our own race.

15.       What is the stand-alone growth profile of LCD, and how has the revenue base grown over time? What's the pricing structure, and has LCD commanded historical price increases over time? What ballpark of margin does LCD make? How do margins compare with your legacy business?

Based on our evaluation of the business, LCD has experienced steady mid- to high-single-digit revenue growth in the past several years. This growth has been supported by differentiated, hard-to-find data and resulting analytics, obtained through two decades of building networks with private credit market participants including bank loan desks and asset managers. LCD licensed products (news, research, data, and benchmark indexes) have been sold through stand-alone contracts or combined with other S&P Global products. In the case of bundled contracts, S&P continues to separate those out prior to and after closing.

As part of the transaction announcement, we disclosed that we expect the transaction to be accretive to our adjusted net income per share in the first year after closing. We also expect the transaction to be accretive to our adjusted operating margins. We have plans to invest behind the acquisition to support future growth, with much of that focused on integration into the PitchBook platform. We expect our integration efforts to include more substantial product development activity and greater emphasis and resources to expand the go-to-market approach.

16.       Do you expect to generate synergies over time? Can you loosely quantify some of the potential sales synergies around, for example, cross-selling, up-selling, or bundling LCD with PitchBook to each other’s customer bases? What are loose targets for other sales synergies in other parts of Morningstar’s business, including indexing and asset-based products? Ultimately, what will the acquisition do incrementally for Morningstar's overall growth and profitability profile when forecasting three to five years out, if all goes to plan?

We believe there are significant opportunities across our business, particularly within PitchBook and Indexes, that were factored into our analysis and expected returns from the transaction. For PitchBook, we believe that the integration of LCD into the platform provides opportunities to better penetrate our current addressable market, expand business with existing PitchBook/LCD customers, and facilitate new logo expansion. For Morningstar Indexes, we see the opportunity to launch new investable products based on LCD data and Morningstar intellectual property as well as expand our client base and ability to cross-sell LCD data with our other index products. DBRS Morningstar will also benefit from LCD data and news, supporting credit analysts and credit investor workflows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: April 22, 2022	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer